                                                                    Exhibit 99.1
                               [FRIEDMAN'S LOGO]


For Immediate Release

Contact:

Victor M. Suglia
Senior Vice President & Chief Financial Officer

Contact Telephone Number: (510) 874-7603



                FRIEDMAN'S ANNOUNCES MARCH QUARTER SALES RESULTS
                ------------------------------------------------



SAVANNAH, Georgia (April 3, 2003) - Friedman's Inc. (Nasdaq/NM: FRDM), a leading specialty retailer of fine jewelry, announced sales results for its second fiscal quarter ended March 29, 2003. Net sales for the quarter increased 4.3%, to $98.4 million compared to $94.3 million during the comparable period last year. Comparable store sales increased 1.4% during the quarter. At March 29, 2003, the Company had 659 stores in operation, an increase of 1.7% compared to the second fiscal quarter of last year.

For the six months ending March 29, 2003, net merchandise sales increased 7.5% to $296.5 million compared to $275.7 million for the same period last year. Comparable store sales increased 5.0% during the fiscal year-to-date period.

Friedman's Inc. will announce its second quarter earnings at 4:00 P.M. E.D.T. Thursday, April 24, 2003. A conference call will be held at 4:30 P.M. E.D.T. on that same day to discuss the results and respond to questions. The call will be broadcast live over the Internet at www.friedmans.com. To participate on the call, please dial (877) 651-9289 on or after 4:25 P.M E.D.T. For anyone unable to participate in the call, there will be a replay available through May 10, 2003 at (800) 642-1687 that can be accessed by entering 9566902# when prompted. Additionally, a web cast of the call is also available on demand at www.friedmans.com through May 10, 2003. Any questions prior to the call can be directed to Thom Stoeber of Friedman's Inc. at 510-874-7695.

Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 3, 2003, Friedman's Inc. operated a total of 659 stores in 20 states, of which 432 were located in power strip centers and 227 were located in regional malls. Friedman's

Class A Common Stock is traded on the Nasdaq National Market (Nasdaq symbol,
FRDM).

                              ********************


The estimated financial results for the fiscal quarter presented do not necessarily indicate the results that may be expected for any future periods. This information should be read in conjunction with the risk factors listed from time to time in public announcements by Friedman's and in Friedman's SEC reports including, but not limited to, the report on Form 10-K for the year ended September 27, 2003.


                                      -5-